Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of March 1, 2022 (the “Effective Date”), by and between Zimmer Biomet Holdings, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), and ZimVie Inc., a corporation organized under the laws of the State of Delaware (“SpinCo”). Parent and SpinCo are each referred to in this Agreement as a “Party,” and together as the “Parties.”

Recitals

WHEREAS, concurrently with the execution of this Agreement, Parent and SpinCo are entering into a Separation and Distribution Agreement (the “Separation Agreement”), pursuant to which, among other things, Parent will transfer the SpinCo Business to SpinCo;

WHEREAS, Parent, directly and indirectly through certain of its Affiliates, currently provides certain support services to the SpinCo Business, and SpinCo and Parent desire that Parent continue to provide, or cause to be provided, certain of such services to SpinCo and its Affiliates for a transitional period, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, SpinCo and certain of its Affiliates currently provide certain support services to Parent and certain of its Affiliates, and Parent wishes SpinCo to continue to provide certain of such services to Parent and its Affiliates, and SpinCo wishes to provide such services or cause such services to be provided, all as more fully set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PERFORMANCE OF SERVICES

Section 1.1 Services.

(a) Subject to the terms and conditions of this Agreement, each Person designated as a “Provider” (each, a “Provider”) in a Service Schedule attached as Annex A and Annex B to this Agreement (each, a “Service Schedule”) shall perform or cause to be performed the services set forth in such Service Schedule (the “Services”) for each Person designated as a “Recipient” (each, a “Recipient”) in such Service Schedule during the “Service Period” specified in such Service Schedule (each, a “Service Period”). The Parties acknowledge and agree that their respective Affiliates may be Providers and/or Recipients under this Agreement, and the Parties shall cause their respective Affiliates to comply with their respective obligations under this Agreement, and each Party shall be ultimately responsible for ensuring such compliance with respect to its Affiliates. For purposes of this Agreement, Services to be performed by Parent or its Affiliates in any Service Schedule (a “Parent-Provider Service Schedule”) shall be referred to as “Parent-Provider Services,” and Services to be performed by SpinCo or its Affiliates in any Service Schedule (a “SpinCo-Provider Service Schedule”) shall be referred to as “SpinCo-Provider Services”. The Parent-Provider Service Schedules are attached as Annex A to this Agreement, and the SpinCo-Provider Service Schedules are attached as Annex B to this Agreement.

(b) In the event that the Parties mutually agree in writing to (i)(A) the provision by Parent to SpinCo of services that are not then included in the Parent-Provider Services (each, a “New Parent-Provider Service”) or (B) a modification of a Parent-Provider Service Schedule, or (ii)(A) the provision by SpinCo to Parent of services that are not then included in the SpinCo-Provider Services (each, a “New SpinCo-Provider Service” and, together with the New SpinCo-Provider Services, the “New Services”) or (B) a modification of a SpinCo-Provider Service Schedule, then the Parties shall add or amend a Service Schedule to reflect such New Service or modified Service, as applicable, including the Service Fee applicable to any such New Service or modified Service Schedule, if any, agreed upon by the Parties. Each new or amended Service Schedule shall be deemed part of this Agreement as of the date of final agreement between the Parties with respect thereto, in each case subject to the terms and conditions of this Agreement. Except as otherwise provided in any Service Schedule, no Service Period may extend beyond the two-year anniversary of the Distribution Date, except that any Service Period may be extended up to the third anniversary of the Distribution Date in accordance with the terms hereof or of any Service Schedule.

(c) Each Service Schedule is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Service Schedule shall only apply with respect to the Services provided under that Service Schedule. In the event of a conflict between the terms contained in an individual Service Schedule and the terms in the body of this Agreement, the terms in the Service Schedule shall take precedence with respect to the Services under such Service Schedule only. No terms contained in any individual Service Schedule shall otherwise modify the terms of this Agreement.

Section 1.2 Service Periods. Subject to earlier termination pursuant to Section 5.3, a Provider’s obligation to perform the Services set forth in any Service Schedule shall terminate on the last day of the “Service Period” specified in such Service Schedule.

Section 1.3 Subcontracting. Each Provider of Services shall have the right to subcontract such Services to one or more third parties; provided, however, that (a) consent of the Recipient shall not be required to the extent the same third parties provided the same Services prior to the Effective Date; (b) to the extent the Services were not provided by such third party prior to the Effective Date, the subcontracting Provider shall provide at least 15 days’ advance written notice to the Recipient prior to engaging such subcontractor for such Services; (c) the subcontracting Provider shall execute the necessary contracts, and the appropriate provisions, required under applicable Laws; (d) the subcontracting Provider shall use reasonable care and prudence in the selection and monitoring of any such subcontractor; (e) the subcontracting Provider shall remain primarily responsible for ensuring that such Services are provided and that any such subcontractor performs its obligations in accordance with the terms of this Agreement; and (f) notwithstanding anything to the contrary in Article II, if the subcontracting Provider provided a Service directly (and not through a subcontractor) during the Service Baseline Period, then the subcontracting Provider shall bear any incremental cost of providing such Service to the Recipient through such subcontractor above the cost (including applicable Service Fees and Reimbursable Costs) of the subcontracting Provider directly providing such Service.

Section 1.4 Cooperation. Each Recipient of Services shall (a) perform any obligations or activities assigned to such Recipient in this Agreement, including in the applicable Service Schedule(s); (b) promptly provide to the applicable Provider (and any applicable subcontractors) the materials, documentation and information reasonably necessary for performance of such Services; (c) comply with the Provider’s reasonable instructions that are necessary for the Provider to perform such Services; (d) promptly report to the Provider any known problem affecting the performance of any such Services; (e) participate in discussions regarding the provision of Services where reasonably required by the Provider in order to facilitate decision making in relation to the Services; and (f) subject to Recipient’s reasonable policies and procedures, grant the Provider (and any subcontractors) access to such Recipient’s premises and systems as reasonably necessary for the Provider to perform its obligations hereunder; provided, that this Section 1.4 shall not require a Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties. In the event that a Recipient fails to comply with any of the obligations under clauses (a) – (f) above, and such failure adversely affects Provider’s ability to perform the Services, Provider shall have the right, after giving 10 days’ prior written notice to the Recipient, to suspend the applicable Services until such failure is resolved.

Section 1.5 Consents. Nothing in this Agreement shall require a Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a third party. If a Provider becomes aware that any such violation is reasonably likely, such Provider shall use commercially reasonable efforts to promptly advise the Recipient of such potential violation, and such Provider and Recipient will mutually seek an alternative that addresses such potential violation. The Parties shall cooperate with one another and use their respective commercially reasonable efforts to obtain all appropriate consents, waivers, permits, licenses, and/or sublicenses (“Consents”), where reasonably necessary, of any relevant third party required under any existing contract or agreement with a third party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth herein. Recipient shall reimburse Provider for all reasonable and out-of-pocket costs and expenses (if any) incurred by Provider or any of its Subsidiaries in connection with obtaining such Consent. Neither Provider nor Recipient shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any third party other than ordinary and customary fees to a Governmental Authority from whom such consents are required, which shall be payable by the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain any such Consent, the Recipient shall be responsible for procuring the Services from alternative sources and the Provider shall have no further responsibility for such Services.

Section 1.6 Transitional Nature of the Services. Each Party acknowledges the transitional nature of the Services and agrees that each Recipient shall use its commercially reasonable efforts to transition the Services to its own internal organization or to engage alternative third-party service providers as soon as reasonably practicable after the Effective Date and in no event later than the last day of the Service Period referenced in the applicable Service Schedule.

Section 1.7 Relationship of the Parties. The Parties acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services are performed by Providers as independent contractors to the Recipients.

ARTICLE II

COMPENSATION

Section 2.1 Service Fees. SpinCo shall pay to Parent, on a quarterly basis in arrears, the aggregate amount due by SpinCo and its Affiliates in respect of the Parent-Provider Services in accordance with the amounts, formulas and procedures set forth in the “Service Fees” section in the Parent-Provider Service Schedules (the “Parent-Provider Service Fees”). Parent shall pay to SpinCo, on a quarterly basis in arrears, the aggregate amount due by Parent and its Affiliates in respect of the SpinCo-Provider Services in accordance with the amounts, formulas and procedures set forth in the “Service Fees” section in the SpinCo-Provider Service Schedules (the “SpinCo-Provider Service Fees,” and together with the Parent-Provider Service Fees, the “Services Fees”). During the term of this Agreement, the amount of a Service Fee for any Service may be modified to the extent of (a) any adjustments mutually agreed by the Parties, (b) any adjustments due to a change in Level of Service requested by Recipient and agreed by Provider, and (c) any adjustment in the rates or charges imposed by any third-party provider that is providing Services; provided that Provider will notify Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change. Together with any invoice for Service Fees, Provider shall provide Recipient with reasonable documentation, including any additional documentation reasonably requested by Recipient to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Service Fees.

Section 2.2 Reimbursement. To the extent not included in the Service Fee for a Service and subject to the other terms and conditions of this Agreement, SpinCo shall reimburse Parent for all reasonable documented out-of-pocket costs and expenses (including reasonable travel-related expenses) actually incurred by Parent and its Affiliates in connection with the performance of the Parent-Provider Services under this Agreement (“Parent Reimbursable Costs”). To the extent not included in the Service Fee for a Service and subject to the other terms and conditions of this Agreement, Parent shall reimburse SpinCo for all reasonable documented out-of-pocket costs and expenses (including reasonable travel-related expenses) actually incurred by SpinCo and its Affiliates in connection with the performance of the SpinCo-Provider Services under this Agreement (“SpinCo Reimbursable Costs,” and together with the Parent Reimbursable Costs, the “Reimbursable Costs”). Each Party shall make available to the other Party, upon reasonable request, receipts and other relevant documentation pertaining to Reimbursable Costs.

Section 2.3 Invoicing; Payment. Within 15 days after the end of each calendar quarter until the expiration or termination of this Agreement, (a) Parent shall submit to SpinCo an invoice or invoices for Parent-Provider Service Fees due and Parent Reimbursable Costs incurred during such calendar quarter, and (b) SpinCo shall submit to Parent an invoice or invoices for SpinCo-Provider Service Fees due and SpinCo Reimbursable Costs incurred during such calendar quarter. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Taxes for each Service for which such invoice relates. Unless otherwise specified in the Service Schedules, amounts due under this Agreement shall be invoiced and paid in U.S. dollars by wire transfer of immediately available funds to one or more accounts designated by the Party to whom such payments are owed. All payments due under this Agreement (other than any amounts disputed by a Party in good faith) shall be made within 30 days after the date of the applicable invoice (the “Due Date”). Late payments shall bear interest at a rate equal to five percent (5%) per annum. Such interest shall be calculated on the basis of the actual number of days elapsed from the Due Date up to and including the actual date of payment, without compounding.

Section 2.4 Right to Suspend Services. If payment in full of any invoice (other than amounts disputed by a Party in good faith) is not received by the Due Date of such invoice, to the extent the aggregate amount of such overdue unpaid invoices exceeds $1,000,000, the Party to whom such payment is owed shall have the right, after giving 15 days’ prior written notice to the other Party, to suspend all or any portion of the Service or other obligations under this Agreement as to which such overdue payment relates until such time as all amounts then due, including any accrued interest, have been paid. After such payment in full is received, performance of the suspended Services and other obligations shall resume.

Section 2.5 Taxes.

(a) Each Recipient shall be responsible for (i) excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar Taxes, (ii) value added, goods and services or similar recoverable indirect Taxes (“VAT”) and (iii) any related interest and penalties (collectively, “Sales Taxes”), in each case imposed or assessed as a result of the provision of such Services, but excluding any gross receipts-based or net-income based Taxes. In particular, but without prejudice to the generality of the foregoing, all amounts payable pursuant to this Agreement are exclusive of amounts in respect of Sales Taxes. Any Sales Taxes shall be separately stated on the relevant invoice to a Recipient and will be payable by such Recipient pursuant to Section 2.3. Where any taxable supply for VAT purposes is made pursuant to this Agreement by a Provider to a Recipient, the Recipient shall either (x) on receipt of a valid VAT invoice pay to the Provider or its designee such additional amounts in respect of VAT as are chargeable on the supply of the Services at the same time as payment is due for the supply of the Services; or (y) where required by applicable Law to do so, account directly to the relevant Governmental Authority for any such VAT amounts. Each Provider agrees that it shall take commercially reasonable actions to cooperate with each Recipient in obtaining any refund, return, rebate, or the like of any Sales Tax, including by filing any necessary exemption or other similar forms, certificates, or other similar documents. The Recipient shall promptly reimburse the Provider for any costs incurred by the Provider or its Affiliates in connection with the Recipient obtaining a refund or overpayment of refund, return, rebate, or the like of any Sales Tax. For the avoidance of doubt, any applicable gross receipts-based or net income-based Taxes shall be borne by the Provider unless the Provider is required by Law to obtain, or allowed to separately invoice for and obtain, reimbursement of such Taxes from the applicable Recipient.

(b) Each Recipient shall be entitled to deduct and withhold Taxes required by any Governmental Authority to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, the applicable Recipient shall (i) pay, in addition to the amount otherwise due to the Provider under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Provider will equal the full amount the Provider would have received had no such deduction or withholding been required, (ii) pay such deducted and withheld amount to the proper Governmental Authority, and (iii) promptly provide to the Provider evidence of such payment to such Governmental Authority. Any amounts so deducted or withheld shall be considered paid to the Provider for all purposes of this Agreement. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, make commercially reasonable efforts to provide the Recipient any certificate or other documentary evidence (x) required by any Governmental Authority or under applicable Law or (y) which the Provider is entitled by any Governmental Authority or under applicable Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

Section 2.6 Currency Exchange Rate Service Fee Adjustments. During the term of this Agreement, each Provider will determine semi-annually (on June 15 and December 15 of each year) whether the Exchange Rate between U.S. dollars and the official local currency for each country in which such Provider performs Services has changed by more than 5% since the later of the Effective Date or June 15 of the immediately preceding year. If the Exchange Rate has changed by more than 5% since the later of the Effective Date or June 15 of the immediately preceding year, the Parties shall cooperate to promptly adjust the Service Fees with respect to the Services provided in such country, with such adjustment being effective for all Services performed by such Provider from the June 15 or December 15 date on which the change was measured.

ARTICLE III

STANDARD OF SERVICES; INDEMNIFICATION; LIMITATIONS

Section 3.1 Standard of Services. Each Provider shall, and shall cause each subcontractor to, (a) perform the Services in all material respects in accordance with applicable Laws, and (b) except as expressly provided otherwise in the Service Schedules, use commercially reasonable efforts to perform the Services in a manner substantially consistent with the quality, manner, level of care, skill, timeliness and diligence with which such Services (or analogous services) were performed for the Recipient (the “Level of Service”) in the six-month period immediately prior to the Effective Date (the “Service Baseline Period”); provided, that, if not so previously provided, then such Services shall be performed in a manner substantially similar to similar services provided to Provider’s Affiliates or businesses. Notwithstanding the foregoing, a Provider may make changes from time to time in the manner of performing the Services if such Provider is making similar changes in performing analogous services for itself and if such Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided, that if such change shall materially adversely affect the timeliness or quality of, or the Service Fees for, the applicable Service, the Parties shall cooperate to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances. Unless a Service Schedule specifies a particular volume or quantity, the applicable Provider shall not be obligated to perform any Service in a volume or quantity at a rate that exceeds the rate of the highest volumes or quantities of analogous services provided for the benefit of the Recipient during the Service Baseline Period. No Provider shall be required to perform any of the Services for the benefit of any Person other than the applicable Recipient for such Service.

Section 3.2 Personnel. Except as otherwise agreed by the Parties in writing and subject to Section 1.3, each Provider shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel, third party service providers, subcontractors and consultants in connection with performance of the Services and notwithstanding anything to the contrary herein, in no event shall a Provider be obligated under this Agreement to retain or hire any specific personnel, third party service providers, subcontractors or consultants, acquire any equipment or technology, expand or modify any facilities or incur any capital expenditures, unless the Provider agrees, in its sole discretion, to do so, and the Recipient agrees to bear all related costs and expenses in accordance with the terms hereof. Notwithstanding anything to the contrary herein, and for clarity, in no event shall Parent or its Affiliates have any obligation to favor operation of the SpinCo Business over its own business operations or those of its Affiliates.

Section 3.3 Disclaimer. RECIPIENT HEREBY ACKNOWLEDGES THAT PROVIDER AND ITS AFFILIATES DO NOT ORDINARILY PROVIDE THE SERVICES CONTEMPLATED UNDER THIS AGREEMENT TO THIRD PARTIES AS PART OF THEIR RESPECTIVE BUSINESS ACTIVITIES. ACCORDINGLY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, RECIPIENT ACKNOWLEDGES AND AGREES THAT THE SERVICES ARE PROVIDED “AS IS”, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE AND RELIANCE UPON THE SERVICES, AND NEITHER PROVIDER NOR ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BY STATUTE OR OTHERWISE, IN CONNECTION WITH OR WITH RESPECT TO ANY OF THE SERVICES. PROVIDER AND ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES DISCLAIM ALL OTHER EXPRESS AND ALL IMPLIED WARRANTIES RELATING TO THE SERVICES, INCLUDING IMPLIED WARRANTIES OF QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE, ALL WARRANTIES ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE AND THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Section 3.4 Impracticability. No Provider shall be required to perform any Service to the extent the performance of such Service becomes impracticable as a result of a cause outside the reasonable control of such Provider, including an act of God or public enemy, war, terrorism, government acts or regulations, administrative acts or decisions, fire, flood, embargo, quarantine, epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, labor strike or work stoppage by workers, accident, closing of ports, unusually severe weather or any other cause similar to any of the foregoing, or to the extent the provision of such Service would require such Provider to violate any applicable Law or any existing contract or agreement with a third party (any such cause or legal, policy or contractual impediment, an “Impracticability Event”). Such Provider shall promptly notify the applicable Recipient upon learning of such Impracticability Event and shall use commercially reasonable efforts to resolve or work around any such Impracticability Event and to resume the performance of a suspended Service as soon as reasonably practicable. During the period of an Impracticability Event, to the extent Provider fails to provide any Services because substitute services are not commercially reasonable or technically feasible, Recipient shall be relieved of its obligation to pay the applicable Service Fee on a pro rata basis for such period (i.e., with the applicable Service Fee reduced by a percentage equivalent to the length of such temporary nonperformance as related to the number of days in the billing cycle for the applicable Services).

Section 3.5 Operations; Facilities. If a Recipient intends to modify the current operation or facilities (including changing location of facilities) of the Parent Business or the SpinCo Business, as applicable, in any material respect, and such modified operations or facilities would prevent the Provider from performing the Services or materially increase the cost to provide any Services, the Recipient shall promptly, and in any event at least 30 days prior to such modification, notify the Provider of such intended modifications. The Parties shall negotiate in good faith to continue the provision of the relevant Services and, failing such agreement, the Provider shall not be required to provide such Services to the extent affected by such modification.

Section 3.6 Indemnification.

(a) Subject to the limitations set forth in Section 3.7, except as otherwise specifically set forth in the Separation Agreement or in any Ancillary Agreement, Parent shall, and shall cause the members of the Parent Group to, defend, indemnify and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from any and all Liabilities incurred by such SpinCo Indemnified Parties to the extent relating to, arising out of or resulting from (i) the material breach of this Agreement by Parent or any of its Affiliates, or (ii) the fraud, bad faith, gross negligence or willful misconduct of Parent or any of its Affiliates in performing their respective obligations under this Agreement.

(b) Subject to the limitations set forth in Section 3.7, except as otherwise specifically set forth in the Separation Agreement or in any Ancillary Agreement, SpinCo shall, and shall cause the members of the SpinCo Group to, defend, indemnify and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnified Parties”), from any and all Liabilities incurred by such Parent Indemnified Parties to the extent relating to, arising out of or resulting from (i) the material breach of this Agreement by SpinCo or any of its Affiliates, or (ii) the fraud, bad faith, gross negligence or willful misconduct of Parent or any of its Affiliates in performing their respective obligations under this Agreement.

(c) To the extent that Parent and SpinCo have indemnification obligations to one another in connection with a single Action, Parent and SpinCo shall contribute to the aggregate Liabilities arising from such Action in such proportion as is appropriate to reflect their relative Liabilities, as well as any other relevant equitable considerations. The amount paid or payable by Parent or SpinCo for purposes of apportioning the aggregate Liabilities shall be deemed to include all reasonable legal fees and expenses incurred by such Party in connection with investigating, preparing for or defending against such Action. If the Parties cannot agree on an allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII of the Separation Agreement.

(d) The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation Agreement shall govern claims for indemnification under this Agreement, mutatis mutandis.

(e) The indemnities contained in this Section 3.6 shall survive for a period of 12 months after the expiration or termination of this Agreement for any reason. Notwithstanding the preceding sentence, any Action in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a written notice of an indemnification claim shall have been given by the Party seeking indemnification prior to the expiration of the 12-month survival period.

(f) Tax Matters Agreement Coordination. The provisions of Section 3.6(a)-(e) shall not apply to Taxes to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail. All capitalized terms used in this Section 3.6(f) but not defined in this Agreement have the meaning ascribed thereto in the Separation Agreement.

Section 3.7 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, (A) NO PROVIDER SHALL BE RESPONSIBLE FOR ANY ACT OR OMISSION OF ANY RECIPIENT OR SUCH RECIPIENT’S AFFILIATES OR REPRESENTATIVES IN RESPECT OF THE SERVICES; (B) IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES BE LIABLE FOR NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) IN PERFORMING THEIR OBLIGATIONS UNDER THIS AGREEMENT; AND (C) IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES THAT ARE NOT REASONABLY FORESEEABLE OR ANY PUNITIVE OR SPECIAL DAMAGES, LOSS OF REVENUE, INCOME OR PROFITS, DOWNTIME, DIMINUTION IN THE VALUE OR PERFORMANCE OR ANY MULTIPLE THEREOF AND DIMINUTION OR LOSS OF BUSINESS, REPUTATION OR OPPORTUNITY OR ANY MULTIPLE THEREOF, ARISING FROM OR RELATING TO ANY ACT OR OMISSION UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE LIMITATIONS OF LIABILITY IN THIS CLAUSE (C) SHALL NOT APPLY TO LOSSES RESULTING FROM SUCH PARTY’S OR ITS AFFILIATE’S FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OR FOR THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 3.6. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF EACH PROVIDER AND ITS AFFILIATES WITH RESPECT TO THIS AGREEMENT OR ANYTHING DONE (OR OMITTED) IN CONNECTION HEREWITH,

INCLUDING THE PERFORMANCE OR BREACH HEREOF, OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY OF THE SERVICES PROVIDED UNDER OR PURSUANT TO THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE SERVICES FEES PAID IN THE IMMEDIATELY PRECEDING ONE-YEAR PERIOD TO THE PROVIDER AND ITS AFFILIATES PURSUANT TO THIS AGREEMENT.

ARTICLE IV

CONFIDENTIALITY; INTELLECTUAL PROPERTY; DATA SECURITY

Section 4.1 Confidentiality. Section 6.9 of the Separation Agreement is hereby incorporated by reference herein (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement), with such sections applying to all Parties hereunder as the context allows.

Section 4.2 Intellectual Property.

(a) Each Provider, for itself and on behalf of its Affiliates, hereby grants to each Recipient and such Recipient’s Affiliates, and each Recipient, for itself and on behalf of its Affiliates, hereby grants to each Provider and such Provider’s Affiliates, a non-exclusive, revocable, non-transferable (except as provided in Section 6.3), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use any Intellectual Property which is owned or controlled by the granting Party or such granting Party’s Affiliates (including, for clarity, any and all improvements, modifications, enhancements or derivative works thereof owned by such granting Party or its Affiliates), solely to the extent and for the duration necessary for the Provider to provide, or the Recipient to receive, the applicable Service under this Agreement.

(b) Except as expressly provided in this Agreement (including any Service Schedule), no Recipient shall otherwise acquire any right, title or interest (including any license rights or rights of use) in any such Intellectual Property by reason of the provision of the Services. Any Intellectual Property that is created, authored, conceived of, made, or otherwise developed by or on behalf of a Provider or its Representatives in performing the Services will remain, as between the Parties, the sole property of (and exclusively owned by) such Provider; provided that (a) such Recipient shall own any written reports or tangible deliverables (whether in paper, electronic, or other form) resulting from the performance of the Services that Provider, at a Recipient’s request, prepares specifically for and delivers to such Recipient is hereby assigned to such Recipient; and (b) such Provider, for itself and on behalf of its Affiliates, hereby grants to such Recipient and such Recipient’s Affiliates a non-exclusive, irrevocable, perpetual, non-transferable (except as provided in Section 6.3), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license to use any Intellectual Property which is owned by such Provider or such Provider’s Affiliates (including, for clarity, any and all improvements, modifications, enhancements or derivative works thereof owned by such Provider or its Affiliates) that is contained in such written reports or tangible deliverables solely to the extent necessary for such Recipient and its Affiliates to use such written reports or tangible deliverables for their intended purpose in the conduct of their business. To the extent any right, title or interest in or to any Intellectual Property created by a Provider hereunder vests in a Recipient, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Section 4.2, such Recipient hereby presently assigns (and without limiting the foregoing, agrees in the future to assign) to such Provider any and all such right, title or interest in and to such Intellectual Property.

(c) Except as expressly set forth herein, each Party expressly acknowledges that nothing contained herein shall be construed or interpreted as a grant or transfer, by implication or otherwise, of any licenses or other rights in Intellectual Property.

Section 4.3 Data Protection; Information Security and Privacy.

(a) Each Party shall ensure that it complies in all material respects with all applicable requirements of privacy and data protection Laws and the Data Protection Agreement in relation to its performance under this Agreement.

(b) Each Provider will maintain commercially reasonable security measures to protect the confidentiality, integrity and availability of the systems utilized to provide the Services, and the related data (including confidential, proprietary and personal information and protected health information). Each Provider shall use commercially reasonable measures to protect any data owned by the other Provider and shared with such Provider, consistent with such Provider’s practices in protecting its own data, but in no event less than customary and reasonable practices or as required by applicable privacy and cybersecurity laws.

(c) In the event of a security incident or data breach impacting a Provider’s systems, related data or Services, the Provider shall give notice of such security incident or data breach, provide a description of the nature and scope of the incident, and provide reasonable assistance and cooperation in any investigation, as soon as possible but in no event less than required by applicable privacy and cybersecurity laws or contracts. No Provider shall notify or otherwise disclose the existence of any security incident or data breach related to the other Party’s data (including confidential, proprietary and personal information and protected health information), without the consent of the other Party, unless otherwise required by applicable privacy and cybersecurity laws or contracts.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. The term of this Agreement shall commence as of the Effective Date and, subject to earlier termination pursuant to Section 5.3, shall expire upon the last to expire or terminate of the Service Periods.

Section 5.2 Service Periods; Renewals. Subject to earlier termination pursuant to Section 5.3, this Agreement shall terminate with respect to any Service upon the expiration or termination of the Service Period for such Service. Any Service Period may be renewed or extended only by mutual written agreement of the Parties pursuant to Section 1.1(b).

Section 5.3 Termination.

(a) A Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon 30 days’ prior written notice to the other Party (the “Breaching Party”) if the Breaching Party (or its Affiliate) has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of 30 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party. For the avoidance of doubt, failure of a Party to pay amounts owed with respect to a Service in accordance with this Agreement shall be deemed a breach for purposes of this Section 5.3(a).

(b) A Recipient may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon 60 days’ prior written notice to the applicable Provider for any reason or no reason; provided, that, if earlier notice is otherwise required by the terms of a contract with a subcontractor, the notice period with respect to the applicable Service shall be the notice period set forth in such contract, plus 10 days. Upon early termination by a Recipient with respect to any Service pursuant to this Section 5.3(b), Recipient shall reimburse Provider (or its Affiliates) for such reasonable and foreseeable documented out-of-pocket fees, costs and expenses (the “Termination Charges”) as may be incurred by Provider (or its Affiliates) as a result of such early termination or significant reduction of such Service. Such Termination Charges are either set forth on a Service Schedule or shall be provided to Recipient upon request. Such Termination Charges may include wind-down costs, breakage fees, early termination fees or charges, minimum volume make-up charges or other amounts payable to third parties or internal costs incurred by Provider (or its Affiliates) in its commercially reasonable efforts to discontinue the provision of such Services. Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to minimize the existence and amount of such Termination Charges; provided, that the foregoing obligations shall not alter or diminish Recipient’s obligation to pay Termination Charges as reasonably determined by Provider in accordance with the terms hereof.

(c) This Agreement may be terminated, in whole or in part (including with respect to any particular Service), by mutual written agreement of the Parties at any time. Such written agreement shall specify the effective date of termination and the applicable terms and conditions in connection therewith.

Section 5.4 Survival of Obligations. The expiration or termination of this Agreement or of any Service Period for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination, including all obligations of any Recipient to pay any Service Fees due to any Provider hereunder. The provisions in the following Sections and Articles shall survive the expiration or termination of this Agreement or any Service Period for any reason: Sections 3.3, 3.6, 3.7, 4.1 and 5.4; and Article VI.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 6.2 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.2):

If to Parent, to:

c/o Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attention: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with copies (which will not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Morton A. Pierce, Esq.

Michelle B. Rutta, Esq.

Robert Chung, Esq.

E-mail:   morton.pierce@whitecase.com

              michelle.rutta@whitecase.com

              robert.chung@whitecase.com

and

Faegre Drinker Biddle & Reath LLP

600 E. 96th Street, Suite 600

Indianapolis, IN 46240

Attention: Trevor J. Belden

E-mail: trevor.belden@faegredrinker.com

If to SpinCo, to:

ZimVie Inc.

10225 Westmoor Dr.

Westminster, CO 80021

Attention: Heather Kidwell, General Counsel

E-mail: heather.kidwell@zimvie.com

with copies (which will not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:   Morton A. Pierce, Esq.

Michelle B. Rutta, Esq.

Robert Chung, Esq.

E-mail:       morton.pierce@whitecase.com

michelle.rutta@whitecase.com

robert.chung@whitecase.com

and

Faegre Drinker Biddle & Reath LLP

600 E. 96th Street, Suite 600

Indianapolis, IN 46240

Attention: Trevor J. Belden

E-mail: trevor.belden@faegredrinker.com

Section 6.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party.

Section 6.4 Third Party Beneficiaries. Except as provided in Section 3.6 with respect to SpinCo Indemnified Parties and Parent Indemnified Parties (in their respective capacities as such), (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.5 Waiver of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 6.6 Dispute Resolution. Article VII of the Separation Agreement is hereby incorporated by reference herein (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement or any other Ancillary Agreement). Parent designates SVP of Strategy and SpinCo designates SVP of Strategy for purposes of Section 7.1(a) of the Separation Agreement. Each Party may replace its designee upon written notice to the other Party.

Section 6.7 Governing Law.

(a) This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Subject to the provisions of Section 6.6, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment or award relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 6.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.9 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including”

and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

Section 6.10 Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 6.11 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

(c) Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 6.12 Specific Performance. Subject to the provisions of Section 6.6, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 6.6 with respect to all matters not subject to such dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 6.13 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 6.14 Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgement, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 6.15 Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

ARTICLE VII

DEFINITIONS

Section 7.1 Definitions. For purposes of this Agreement (including the Recitals hereof), the following terms have the following meanings:

“Action” has the meaning set forth in the Separation Agreement.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Breaching Party” has the meaning set forth in Section 5.3(a).

“Change of Control” has the meaning set forth in the Separation Agreement.

“Consents” has the meaning set forth in Section 1.5.

“Data Protection Agreement” means the Data Protection Agreement, dated as of the Effective Date, in substantially the form attached as Annex C hereto.

“Distribution” has the meaning set forth in the Separation Agreement.

“Due Date” has the meaning set forth in Section 2.3.

“Exchange Rate” means, at any time, Parent’s most recent monthly transaction rate, as determined in the ordinary course of business consistent with past practice.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Impracticability Event” has the meaning set forth in Section 3.4.

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“Law” has the meaning set forth in the Separation Agreement.

“Level of Service” has the meaning set forth in Section 3.1.

“Liabilities” has the meaning set forth in the Separation Agreement.

“New Parent-Provider Service” has the meaning set forth in Section 1.1(b).

“New Services” has the meaning set forth in Section 1.1(b).

“New SpinCo-Provider Service” has the meaning set forth in Section 1.1(b).

“Non-Breaching Party” has the meaning set forth in Section 5.3(a).

“Parent Business” has the meaning set forth in the Separation Agreement.

“Parent Group” has the meaning set forth in the Separation Agreement.

“Parent Indemnified Parties” has the meaning set forth in Section 3.6(b).

“Parent-Provider Service Fees” has the meaning set forth in Section 2.1.

“Parent-Provider Service Schedule” has the meaning set forth in Section 1.1(a).

“Parent-Provider Services” has the meaning set forth in Section 1.1(a).

“Parent Reimbursable Costs” has the meaning set forth in Section 2.2.

“Person” has the meaning set forth in the Separation Agreement.

“Provider” has the meaning set forth in Section 1.1(a).

“Recipient” has the meaning set forth in Section 1.1(a).

“Reimbursable Costs” has the meaning set forth in Section 2.2.

“Representatives” has the meaning set forth in the Separation Agreement.

“Sales Tax” has the meaning set forth in Section 2.5(a).

“Separation” has the meaning set forth in the Separation Agreement.

“Service Baseline Period” has the meaning set forth in Section 3.1.

“Service Fees” has the meaning set forth in Section 2.1.

“Service Period” has the meaning set forth in Section 1.1(a).

“Service Schedule” has the meaning set forth in Section 1.1(a).

“Services” has the meaning set forth in Section 1.1(a).

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Group” has the meaning set forth in the Separation Agreement.

“SpinCo Indemnified Parties” has the meaning set forth in Section 3.6(a).

“SpinCo-Provider Service Fees” has the meaning set forth in Section 2.1.

“SpinCo-Provider Service Schedule” has the meaning set forth in Section 1.1(a).

“SpinCo-Provider Services” has the meaning set forth in Section 1.1(a).

“SpinCo Reimbursable Costs” has the meaning set forth in Section 2.2.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” has the meaning set forth in the Separation Agreement.

“Taxing Authority” means a national, foreign, municipal, state, federal or other Governmental Authority responsible for the administration of any Tax.

“Termination Charges” has the meaning set forth in Section 5.3(b).

“VAT” has the meaning set forth in Section 2.5(a).

[Remainder of page intentionally left blank;

Signatures appear on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the Effective Date.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

ZIMVIE INC.

By:	/s/ Vafa Jamali
Name:	Vafa Jamali
Title:	President and Chief Executive Officer